EXHIBIT 21.1

PC MALL, INC.

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2011

Following are the subsidiaries of PC Mall, Inc., other than those which if considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, and the state or other jurisdiction in which each subsidiary was incorporated or organized.

SUBSIDIARIES	JURISDICTION OF INCORPORATION

AF Services, LLC	Delaware
eCost, LLC (1)	Delaware
M2 Marketplace, Inc. (2)	Delaware
Mall Acquisition 3, Inc. (3)	Delaware
OnSale Holdings, Inc. (4)	Illinois
OnSale, LLC (5)	Illinois
OSRP, LLC	Delaware
PC Mall Canada, Inc.	Quebec
PC Mall Gov, Inc. (6)	Delaware
PC Mall Sales, Inc.	California
PC Mall Services, Inc.	Delaware
Sarcom, Inc. (7)	Delaware

(1)  Formed in April 2011.

(2)  In May 2011, OnSale, Inc. changed its name to M2 Marketplace, Inc.  M2 Marketplace, Inc. also conducts its business under the dbas MacMall and ClubMac.

(3)  Merged with and into eCost, LLC effective December 31, 2011.

(4)  Incorporated in March 2011. (5)  Formed in April 2011.

(6)  PC Mall Gov also conducts its business under the dbas GMRI and Health Dynamix.

(7)  On December 15, 2009, Sarcom, Inc. acquired certain assets of Data Systems Worldwide, Inc. On June 8, 2010, Sarcom, Inc. acquired certain assets of Network Services Plus, Inc. (“NSPI”). Currently, in addition to using the name SARCOM, SARCOM also continues to conduct its business under the dbas Abreon and NSPI.